EXHIBIT 10.56

April 9, 2024

Strictly Private and Confidential – Hand Delivered

Matthew Dunnigan
Chief Financial Officer

Dear Matt:

We confirm that your employment with Restaurant Brands International US Services LLC (the “Company”) was terminated by the Company, without cause, effective March 14, 2024 (the “Separation Date”).

We refer you to the Employment and Post-Employment Covenants Agreement between the Company and you, dated as of January 22, 2018 (the “Employment Agreement”), which will terminate at the close of business on the Separation Date.

This letter agreement (the “Agreement”) sets out the separation benefits that we are prepared to provide you in connection with the termination of your employment with the Company and supersedes and replaces in its entirety the letter of termination from the Company to you dated March 13, 2024, and the terms and conditions contained therein.

1.SEPARATION BENEFITS. In exchange for the releases and covenants set out in this Agreement, we will provide you with the following payments and benefits (the “Separation Benefits”):

(a)Salary Continuation. The Company will pay you the gross amount of $685,000, payable in approximately equal, bi-weekly installment payments on our regularly scheduled pay dates during the twelve-month period following the Separation Date (the “Salary Continuation Period”); provided, however, that no amounts shall be paid to you hereunder prior to the date the revocation period under Section 14(h) expires without your having revoked acceptance of this Agreement.

(b)COBRA. As a result of your termination and in accordance with The Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), you will have the opportunity to continue medical, dental and vision coverage for you and your eligible dependents, based on your current benefit elections, on a temporary basis following the Separation Date, regardless of whether you execute this Agreement. Provided that this Agreement becomes fully effective and irrevocable within the applicable time period, and you elect COBRA continuation coverage within sixty (60) days of the Separation Date, you may continue such benefits coverage at the current active employee rate (the “Employee Rate”) through the end of the Salary Continuation Period, subject to (i) your continuing to make your portion of the monthly premium payments to OneSource Virtual (“OSV”), and (ii) your immediately ceasing coverage in the event you become eligible for different group health coverage. You must notify OSV within one (1) week of becoming eligible for different group health plan coverage. Following the earlier of the date upon which the Salary Continuation Period ends or the date you become eligible for other group health coverage, you will be responsible for all costs of continuing COBRA benefits coverage under the Company’s plans. It is your affirmative responsibility to elect COBRA continuation coverage pursuant to the terms of the Company’s COBRA notices provided separately to you by OSV. In the event you do not elect COBRA within sixty (60) days of the Separation Date, the Company will have no obligation to pay the difference between the Employee Rate and the cost of the full COBRA premiums, but you may still elect COBRA within the COBRA election period set forth in the Company’s COBRA notice, as provided to you by OSV, at your own expense.

(c)Bonus Payment. You will not be eligible to participate in or receive any further bonus or incentive payments under the Company’s Annual Bonus Program following the 2023 performance year.

(d)Vacation Pay. You will receive a lump sum payment as compensation for all of your accrued but unused vacation entitlement, if any, in accordance with the terms of the Company’s Vacation Policy.

(e)Equity Plan Benefits. The terms and conditions relating to the treatment of your options, restricted stock units or other equity awards in respect of the common stock of Restaurant Brands International Inc. (“RBI”), if any, following the termination of your employment are as described in the applicable RBI equity incentive plan(s), and the award agreements issued to you pursuant to such plan(s) (the “Award Agreements”), except that, as of the Separation Date and subject to execution and delivery of this Agreement by both parties and this Agreement becoming fully effective and irrevocable, the percentage of vested PSUs shall be equal to the percentages set out in the column of Schedule 1 to this Agreement, attached and made a part hereof, titled “Vested %” under the heading “Pro-Rata Vesting upon Acceleration, assuming termination without cause on the Separation Date”. All other information set forth in Schedule 1 is for informational purposes only, and in the event of a conflict between the information set forth in Schedule 1 and any of the Award Agreements, the applicable Award Agreement shall control. For the avoidance of doubt, the unvested portions of each equity award are automatically forfeited as of the Separation Date. Additionally, the exercise of options or sale of any common stock of RBI may be subject to pre-clearance from the Legal Department for a period of time following the Separation Date in accordance with RBI’s Insider Trading Policy.

(f)Tax Equalization and Tax Preparation. The tax equalization and tax preparation obligations set forth in Section 6(a) and Section 6(b) of the Employment Agreement shall survive termination of the Employment Agreement, including but not limited to equalization for taxes assessed on exercises or settlements of employment-based equity compensation in respect of the common stock of RBI granted to you during the term of your employment with the Company or any of its affiliates. For the avoidance of doubt, the obligations set forth in Section 6(a) and 6(b) of the Employment Agreement shall continue through any tax year for which you must file an individual tax return in Canada as a result of your employment with the Company or any of its affiliates.

(g)Outplacement Services. At your request, the Company will provide you with the services of an outplacement agency selected by the Company, such services to be available to you for a period of six (6) months following the Separation Date, and the scope of which will be determined by the Company commensurate with the level of services provided to other members of the senior leadership team within the Company.

(h)Life Insurance. You will be eligible to continue life insurance coverage based on the benefit elections available to former employees of the Company, through the end of the Salary Continuation Period, subject to your continuing to make your portion of the monthly premium payments for such coverage.

Except as specifically set out above, all other payments and benefits will cease as of the Separation Date.

2.PAYMENTS; ACCORD AND SATISFACTION.

(a)All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. You agree that you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement. You understand and agree that the Company is not providing you with any representations regarding tax obligations or consequences that may arise from this Agreement. Additionally, you agree that, other than as specifically set forth in this

Agreement, you are not due any compensation or benefits, including without limitation, compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused vacation time or vacation pay, arising from or relating to your employment with the Company or any of its affiliates, or the termination of your employment.

(b)The Separation Benefits (and any other payments contemplated hereunder) will be made by the Company using direct deposit to your bank account using the information currently on file, unless you specifically advise the Company in writing that you do not want payments made via direct deposit or that a different account should be used.

(c)You further agree to authorize the Company to deduct from your Separation Benefits (to the extent applicable) any payments due for underpayment of medical, dental and/or vision coverage incurred prior to the commencement of the Separation Benefits.

3.GENERAL RELEASE. As a condition of receiving the Separation Benefits, you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives, voluntarily agree to waive and release the Company and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities’ respective employee benefit plans and programs and the administrators and fiduciaries of such plans and programs, current and former owners, officers, directors, partners, employees, agents, representatives, fiduciaries, insurers and reinsurers and administrators, both individually or in their business capacity (collectively, the “Releasees”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state, provincial or federal law, equity or otherwise, whether known or unknown to you (collectively, the ”Claims”), which you now own or holds or have at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of your employment with the Company or any of its affiliates or the termination of such employment; (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by you; and/or (3) relating to the enforceability or reasonableness of the restrictions contained in the Employment Agreement, the Affiliate Agreements (defined in Section 6(a) below) or in Section 6 herein (including subparts); provided, however, that nothing contained herein shall affect your rights to enforce this Agreement or the indemnification obligations of the Company and its affiliates as set forth in Section 9 of this Agreement. Also, without limiting the generality of the foregoing, you specifically release Releasees from any claim for attorneys’ fees. YOU ALSO SPECIFICALLY AGREE AND ACKNOWLEDGE THAT YOU ARE WAIVING ANY RIGHT TO RECOVERY BASED ON LOCAL, STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT (ADA), THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (ERISA), THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT (WARN), THE NATIONAL LABOR RELATIONS ACT (NLRA), THE FAMILIES FIRST CORONAVIRUS RESPONSE ACT, THE CORONAVIRUS AID, RELIEF AND ECONOMIC SECURITY ACT, THE AMERICAN RESCUE RESPONSE PLAN ACT, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY YOU OR BY A GOVERNMENTAL AGENCY.

Notwithstanding your release of claims and confidentiality, non-disparagement, and cooperation obligations set forth in this Agreement, you retain the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board

(NLRB), the Occupational Safety and Administration Board (OSHA), the Securities and Exchange Commission (SEC), or any other federal, state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with such government agencies; however you waive all rights to share in any damages awarded under any class action, EEOC charge, or state civil rights agency complaint or as a result of any federal, state or local administrative agency action.

Additionally, nothing in this Agreement prohibits or restricts you from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority. You further understand that this Agreement does not limit your ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency in connection with reporting a possible securities law violation without notice to the Company. This Agreement does not limit your right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

4.NO OTHER CLAIMS. You affirm that you:

(a)are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against any Releasees in any forum;

(b)have been paid in full by the Company and its affiliates for all labor or services performed and for all vacation or paid time off owed to you;

(c)have no known workplace injuries or occupational diseases and have been provided any and all leave requested under the Family and Medical Leave Act or related State or local leave or disability accommodation laws; and

(d)have not complained of, and are not aware of, any (i) significant violation of U.S. or Canadian securities laws or rules; (ii) breach of the RBI Code of Business Ethics and Conduct; or (iii) any other fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company, any of its affiliates or any of their respective officers; and you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful.

5.NO ADMISSION OF WRONGDOING. By signing this Agreement, the Parties agree that the Releasees do not admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation, or omission.

6.RESTRICTIVE COVENANTS.

(a)Covenants Agreement. Notwithstanding the cessation of your employment with the Company and in consideration of the payments and benefits set out in this Agreement, you represent and warrant that you have abided by and will continue to abide by all of the obligations set out in Sections 8 and 9 of the Employment Agreement and the Affiliate Agreements (defined below), and additionally and for greater certainty, you confirm and agree that, the provisions of Section 8, including subsections (a), (b) and (c) thereof, and Sections 9 and 12 of the Employment Agreement and the Affiliate Agreements shall survive the termination of your employment, this Employment Agreement and the Affiliate Agreements, and shall be enforceable following such termination in accordance with their terms, except that the words “whether ensuing during or after the Employment Period” are hereby deleted from the definition of “Work Product” in Section 9 of the

Employment Agreement and the Affiliate Agreements. For purposes of this Agreement, the term “Affiliate Agreements” means, collectively, the Employment and Post-Employment Covenants Agreement dated as of January 22, 2018, between RBI and you and the Employment and Post-Employment Covenants Agreement dated as of January 22, 2018, between The TDL Group Corp. and you, both of which have been terminated.

(b)Non-Disparagement. You agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to the Company and/or any of its parents, subsidiaries, predecessors, affiliated entities, successors, assigns, current and/or former owners, officers, directors and/or partners, in any case both individually or in their business capacity (the “Non-Disparagement Parties"), or any of their respective products or services, advertising or marketing programs, financial status or businesses, or that damage or are intended to damage the Company or any of the Non-Disparagement Parties in any of their respective business relationships, or encourage the making of such statement or the taking of such actions by someone else.

(c)Return of Property. You agree to return to the Company all property of the Company and its affiliates (including electronically stored information) by no later than five (5) business days following the date of this Agreement is counter-signed by you. You agree that you will not retain any physical or electronic copies, duplicates, reproductions or excerpts of such material or documents.

(d)Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that you will not, whether on your own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of the Releasees to engage in any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of the Company or its affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of the Releasees, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its affiliates and its franchisees/operators.

(e)Equitable Relief. You acknowledge and agree that a breach by you of this Section 6 will be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting in favour of the Company and/or any of its affiliates as applicable of injunctive relief by a court of competent jurisdiction in connection with any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions.

(f)Tolling. If you violate any provision of this Section 6 during a specific time period in which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(g)Resignation upon Termination. Once signed by you, this Agreement represents your resignation, effective as of the Separation Date, from all board and board committee memberships and other positions which you may hold with the Company, RBI their respective subsidiaries and affiliates, and their respective charitable foundations, as applicable. You agree to execute and return to the

Company, within two (2) business days following your execution of this Agreement, a letter separately naming all entities with which you hold such board, committee and other positions and confirming your resignation.

7.COOPERATION. You agree to cooperate with the Company, and the Company’s agents and counsel, in connection with any legal matters, including but not limited to any litigation, arbitration, potential litigation or arbitration, investigation, inquiry, or other proceeding, including any regulatory or law enforcement investigation, inquiry, or proceeding. This cooperation obligation includes providing truthful information and/or testimony, and meeting with the Company’s agents or counsel at times and places that the Company may reasonably request. You agree that you are not entitled to any compensation or payment for any time spent to fulfill the cooperation obligations, other than reimbursement for reasonable travel and other out of pocket costs.

8.COMPANY’S RIGHT OF SET-OFF. If you have any outstanding debt, obligation, or other liability representing an amount owing to the Company and/or any of its affiliates at any time that you are entitled to payment of Separation Benefits under this Agreement, then the Company or its affiliates, to the extent permitted by applicable law, may offset such amount so owing against the unpaid balance of the Separation Benefits otherwise payable.

9.INDEMNIFICATION. The Company agrees that the indemnification obligations set forth in the Articles of the Company and the Bylaws of RBI shall survive termination of your employment with the Company and any of its affiliates, and, subject to the limitations of the Company’s indemnification obligations, the Company will advance all expenses incurred by you in connection with the defense, settlement or appeal of any proceeding or action to which you are a party (or are threatened to be made a party) arising out of your status, capacity or activities as an officer or director of the Company or any of its affiliates, or as an officer of RBI, to the extent permitted under applicable law. Your right to indemnification pursuant to this Agreement is not exclusive of other rights you may have pursuant to any agreement with a third party by way of insurance, indemnification or otherwise.

10.ENTIRE AGREEMENT, MODIFICATIONS AND TERMINATION OF EMPLOYMENT AGREEMENT. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement and supersedes any and all prior representations, agreements, or understandings between the parties regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties. This Agreement may be executed in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. For the avoidance of doubt, any and all offer letters and employment agreements between you and the Company and/or any of its affiliates, including the Employment Agreement, are terminated as of the Separation Date, and the Company and you waive any right to notice either of you may have thereunder.

11.REMEDIES AND TERMINATION OF SEVERANCE.

(a)Breach of this Agreement. In the event that you breach any of the terms of this Agreement, including but not limited to the restrictive covenants set out in Section 6 of this Agreement, such breach shall be a complete failure of consideration in favor of the Company and, accordingly, you will be liable, in addition to any other remedy the Company or its affiliates may have, to repay to the Company any and all amounts previously paid to you hereunder, except for any minimum statutory amounts to which you may be entitled. Furthermore, all payments contemplated hereunder but not yet made to you as of the time of such breach are subject to offset by the Company to compensate the Company for damage or loss suffered in the event that you breach any of the terms of this Agreement. Such remedies shall be in addition to any other remedies available to the Company and/or any of its affiliates at law or in equity as a result of your breach of this Agreement, including the right of the Company and/or any of its affiliates to obtain a temporary restraining order, preliminary injunction, or other injunctive relief. The prevailing party in any action required to invoke this Agreement as a defense or enforce this Agreement will be entitled to the payment of legal fees and costs by the non-prevailing party. Any claim or counterclaim by the Company or any of its affiliates to enforce this Agreement shall not be deemed retaliatory.

(b)After-Acquired Cause. If the Company determines in good faith that your employment could have been terminated “for cause” (as defined below), you understand and agree that the Company and its affiliates have the right to withhold payment of, and in such instance, you will forfeit, any unpaid portion of the Separation Benefits, and you shall be deemed to have been terminated for cause. You further agree that any portion(s) of the Separation Benefits paid to you to that point constitutes adequate and sufficient consideration for the promises you make in this Agreement and that you will be subject to further legal action for damages and equitable relief. For purposes of this Agreement, the term “for cause” shall be defined to include: (i) a material violation by you of any of the Company’s policies; (ii) your willful misconduct or negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its affiliates; (iii) your fraud or misappropriation of funds; or (iv) the proven commission by you of an offense under any applicable criminal code or other serious crime involving moral turpitude.

12.GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida. As such, any court action commenced to enforce or interpret this Agreement must be brought in the federal courts in Miami, Florida, and you acknowledge that you are subject to the jurisdiction of the federal courts of Miami-Dade County. You consent to such court’s exercise of personal jurisdiction over you and waive any objection to the jurisdiction or venue of the courts situated in Miami-Dade County. If any provision of this Agreement is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms and conditions contained in this Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.

13.SEVERABILITY. You explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, if any portion or provision of this Agreement is determined to be illegal, invalid, or unenforceable by any court of competent jurisdiction or tribunal of any kind and cannot be modified to be legal, valid, or enforceable, the remainder of this Agreement shall not be affected by such determination and shall be valid and enforceable to the fullest extent permitted by law, and said illegal, invalid, or unenforceable portion or provision shall be deemed not to be a part of this Agreement.

14.ASSIGNMENT. This Agreement may be assigned by the Company with or without your consent and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

15.ACKNOWLEDGMENTS. You acknowledge that you:

(a)had at least 21 days to consider this Agreement before signing it;

(b)understand and agree that any modifications, material or otherwise, made to this Agreement will not restart or affect in any manner the original 21-day review and consideration period described above;

(c)have been advised by the Company to consult with an attorney of your choosing regarding the terms of this Agreement and whether to enter into this Agreement;

(d)have carefully read and fully understand this Agreement’s terms and conditions;

(e)have entered into this Agreement voluntarily and have not been forced or pressured in any way to sign it;

(f)KNOWINGLY AND VOLUNTARILY RELEASE the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained as of the date you sign this Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(g)have, through the General Release in this Agreement, WAIVED ALL RIGHTS AND CLAIMS that you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act; and

(h)understand that for a period of seven days following the execution of this Agreement by you, you may revoke your acceptance of this Agreement. Notice of revocation of acceptance must be personally delivered or sent next day overnight delivery to the attention of Restaurant Brands International US Services LLC, Attn: Jill Granat, General Counsel, at 5707 Blue Lagoon Drive, Miami, Florida 33126 and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Notwithstanding anything in this Agreement that might otherwise be construed to the contrary, your post-employment restrictions under this Agreement shall supplement and not replace or eliminate any similar or overlapping restrictions you may be subject to under existing agreements you may have that concern the protection of confidential information and/or trade secrets, assignment of inventions or other ownership rights concerning intellectual property (inventions, copyright eligible works, trademarks, or otherwise), and any other obligations. Your obligations under all such existing agreements, if any, apply, are expressly preserved and shall remain in effect to preserve and protect the legitimate business interests of the Company and its affiliates to the maximum extent allowed by law.

If you choose to accept the terms set forth in this Agreement, please sign below and return one signed copy of this Agreement to Jill Granat. Please contact Jill Granat at jgranat@rbi.com regarding any inquiries or assistance you require.

Sincerely,
Restaurant Brands International US Services LLC
Jill Granat
General Counsel

I knowingly and voluntarily executed this Letter Agreement as of the date written below:

Matthew Dunnigan

__/s/ Matthew Dunnigan_________
Signature

___4/09/24_____________________
Date

Schedule 1

Summary of Equity Awards

				Separation Date: 03/14/24
				Pro-Rata Vesting upon Acceleration, assuming termination without cause on the Separation Date
Award Type	Grant Date	Vest Date	# Granted**	Vested %	Forfeit %

2020 Stock Options	21-Feb-2020	21-Feb-2025	50,000	80%	20%

2020 PSU Award	21-Feb-2020	21-Feb-2025	50,000	80%	20%
2022 PSU Award	20-Apr-2022	25-Feb-2025	49,817	67%*	33%
2023 PSU Award	22-Feb-2023	22-Feb-2026	36,900	0%	100%
2024 PSU Award	23-Feb-2024	15-Mar-2027	33,165	0%	100%

2019 Matching RSU	22-Feb-2020	31-Dec-2024	3,692	80%	20%
2019 Base RSU	22-Feb-2020	31-Dec-2024	3,693	80%	20%
2020 Matching RSU	19-Feb-2021	25% each on 31-Dec-2021, 2022, 2023 & 2024	9,966	75% has already settled	25%
2021 Matching RSU	25-Feb-2022	25% each on 31-Dec-2022, 2023, 2024 & 2025	15,816	50% has already settled	50%
2022 Matching RSU	22-Feb-2023	25% each on 15-Dec-2023, 2024, 2025 & 2026	14,541	25% has already settled	75%
2023 Matching RSU	23-Feb-2024	25% each on 15-Dec-2024, 2025, 2026 & 2027	14,709	0%	100%

*Subject to achievement of the performance targets set forth in the applicable Award Agreement; vesting and settlement will occur following determination of number of earned performance units at the end of the performance period.

** The number of units granted does not include dividend equivalent rights to which you may be entitled, if any.

NOTE: This Summary was created for informational purposes only and does not serve to amend any of your Award Agreements. Please refer to your Award Agreements, as they may have been amended, for the terms and conditions of your equity awards.